UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 29, 2011

GOLD HORSE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	000-30311	22-3719165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 31 Tongdao South Road, Hohhot, Inner Mongolia, China	010030
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	86 (471) 339-7999

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 30, 2011, the Board of Directors of Gold Horse International, Inc. (the “Company”), appointed Mr. Xiaodong Li to replace Mr. Adam Wasserman as the Company’s Chief Financial Offer.

Mr. Wasserman’s employment agreement terminated effective September 29, 2011. The Company appreciates Mr. Wasserman’s efforts and contribution to the Company. During his service period, there are no disputes over any issue regarding business or services between Mr. Wasserman and the Company. In order to improve internal communication, we decided to have a Chief Financial Officer who is based in China and familiar with the accounting regulations of P.R.C. and United States of America as well and whom can speak mandarin and English.

From January 2010 to June 2011, Mr. Li served as a financial advisor for several companies both in the process of preparing initial public offering and listed in NASDAQ as well as the Hong Kong Stock Exchange. From June 2004 to November 2009, Mr. Li worked at Ernst & Young as an assurance manager in Beijing. Mr. Li earned his Master of Accountancy at Business Administration School, Northeastern University of China and is a member of Chinese Institute of Certified Public Accountant.

Mr. Li has no family relationships with any of the executive officers or directors of the Company. The Company is looking forward for further development and growth in U.S capital market with Mr. Xiaodong Li’s assistance.

A copy of the agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD HORSE INTERNATIONAL, INC.

Date: October 9, 2011	By:	/s/ Liankuan Yang
Liankuan Yang, Chief Executive Officer